Filed Pursuant to Rule 433
Registration Statement No. 333-259205

•	CUSIP: 78016NGQ4
•	Trade Date: June 15, 2023 (expected)
•	Settlement Date: June 21, 2023 (expected)
•	Valuation Date: June 15, 2026 (expected)
•	Maturity Date: June 18, 2026 (expected)
•	Automatic Call Amount: 120.00% of the principal amount
•	Observation Date: June 18, 2024 (expected)
•	Early Redemption Date: June 24, 2024 (expected)
•	Term: 3 years, if not automatically called
•	Reference Asset: the ARK Innovation ETF (ARKK)
•	Leverage Factor: At least 170% (to be determined on the Trade Date)
•	Barrier Price: 70% of the Initial Price
•	Percentage Change of the Reference Asset:
•	If the Final Price is greater than the Initial Price on the Maturity Date, the Notes will pay at maturity a return equal to the Percentage Change times the Leverage Factor
•	Subject to 1% loss of the principal amount for each 1% that the Reference Asset decreases if the Final Price is less than the Barrier Price.
•	The Notes will be automatically called for the Automatic Call Amount if the closing price of the Reference Asset on the Observation Date is greater than or equal to the Initial Price.
•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.
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Each investor will agree to treat the notes as a callable pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

DETERMINING PAYMENT AT MATURITY IF THE NOTES ARE NOT AUTOMATICALLY CALLED

You will lose 1% of the principal amount for each 1% decline in the price of the Reference Asset. The payment at maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + ($1,000 x Percentage Change)
In this case, you may lose up to 100% of the principal amount at maturity.

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue. It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here:
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Receive Less Than the Principal Amount at Maturity.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	The Notes Are Subject to an Automatic Call.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	You Will Not Have Any Rights to the Securities Held by the Reference Asset.
•	Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Investing in the Notes is Not Equivalent to Investing in the Reference Asset.
•	We are Not Affiliated with the Reference Asset or its Adviser, and Cannot Control any of their Actions.
•	An Investment in the Notes Is Subject to Risks Associated with Actively Managed Funds.
•	An Investment in the Notes Is Subject to Risks Associated with Disruptive Innovation Companies.
•	The Notes Are Subject to Risks Relating to Cryptocurrencies and Related Investments.
•	An Investment in the Notes is Subject to Risks Associated with Mid-Size, Small And Micro-Capitalization Stocks.
•	The Notes Are Subject to Risks Associated with Foreign Securities Markets, and Emerging Markets in Particular.
•	The Notes Are Subject to Currency Exchange Rate Risk.
•	Governmental Regulatory Actions, Such as Sanctions, Could Adversely Affect Your Investment in the Notes.
•	The Performance of the Reference Asset May Not Correlate with the Net Asset Value Per Share of the Reference Asset, Especially During Periods of Market Volatility.
•	Historical Prices of the Reference Asset Should Not Be Taken as an Indication of the Future Prices of the Reference Asset During the Term of the Notes.
•	Our Business Activities May Create Conflicts of Interest.

RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.